(TRANSLATION)

To Whom It May Concern:

                                                                   June 12, 2003
                                                        Toyota Motor Corporation
                                               (Toyota Jidosha Kabushiki Kaisha)
                                    1, Toyota-cho, Toyota City, Aichi Prefecture


                 Notice of Repurchase of Shares from the Market
         (Repurchase of Shares Pursuant to the Provisions of Article 210
                            of the Commercial Code)

We hereby inform you that Toyota Motor Corporation ("TMC") repurchased its shares from the market as follows pursuant to the provisions of Article 210 of the Commercial Code.


1.      Purchase period                         June 2, 2003 through
                                                June 12, 2003

2.      Number of shares repurchased            15,400,000 shares

3.      Aggregate purchase price                JPY 45,816,165,500

4.      Method of repurchase                    Purchase on the Tokyo Stock
                                                Exchange


(Reference)

 o Matters resolved at the FY2002 Ordinary General Shareholders' Meeting held on June 26, 2002.

    (1) Type of shares to be repurchased               Shares of common stock of
                                                       TMC

    (2) Aggregate number of shares to be repurchased   Up to 170,000,000 shares

    (3) Aggregate purchase price                       Up to JPY 600,000,000,000

 o  Shares having been repurchased up to June 12, 2003

    (1) Aggregate number of shares repurchased         169,976,900 shares

    (2) Aggregate purchase price                       JPY 499,289,304,000

                                      # # #


Contact: TMC, Public Affairs at (03) 3817-9111~6 (Tokyo Head Office)
                                (0565) 23-1520~4 (Head Office)
                                (052) 952-3461~4 (Nagoya)